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                                                                    EXHIBIT 99.4


                         EXCHANGE OFFER RELATING TO THE
                               12% NOTES DUE 2005

                                       OF

                           ICON HEALTH & FITNESS, INC.


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  THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON ______ __,
  2000, UNLESS EXTENDED OR TERMINATED (THE "EXPIRATION DATE").
================================================================================

                                                                   ____ __, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

      Enclosed for your consideration is a Prospectus, dated _______ __, 2000 (as the same may be amended from time to time, the "Prospectus") of ICON Health & Fitness, Inc. (the "Company") and the related Letter of Transmittal (the "Letter of Transmittal" and, together with the Prospectus, the "Exchange Offer") relating to the offer by the Company to exchange $1,000 principal amount of 12% Notes due 2005 (the "Exchange Notes") of the Company upon the terms and subject to the conditions set forth in the Exchange Offer, for each $1,000 principal amount of outstanding 12% Notes due 2005 (the "Old Notes") of the Company.

      For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

      1.  The Prospectus dated _______ __, 2000;

      2. A Letter of Transmittal for the Old Notes for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding;

      3. A printed form of letter, including a Letter of Instructions, which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

      4.  A Notice of Guaranteed Delivery for the Old Notes; and

      5. A return envelope addressed to The Bank of New York (the "Exchange Agent").

      DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

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      PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY
TIME, ON ____ __, 2000, UNLESS EXTENDED OR TERMINATED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

      The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Exchange Agent) in connection with the Exchange Offer. However, the Company will reimburse you for customary mailing and handling expenses incurred in forwarding the enclosed materials to your clients.

      Any inquiries you may have with respect to the Exchange Offer should be addressed to the Exchange Agent, at its address and telephone number as set forth in the enclosed Letter of Transmittal. Additional copies of the enclosed materials may be obtained from the Exchange Agent.

                                       Very truly yours,



                                       ICON Health & Fitness, Inc.


      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


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